UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events	2

Signatures		3

Exhibits

Item 8.01.	Other Events

On April 30, 2009, Optical Cable Corporation (“OCC”) and Applied Optical Systems, Inc. (“AOS”), agreed to extend the maturity date of OCC’s loan to AOS and the exercise date of the related warrant issued by AOS to OCC (giving OCC the right to acquire up to 56% equity interest in AOS for a purchase price of $1.5 million) from May 1, 2009 to May 31, 2009.

As previously disclosed, OCC is currently in negotiations with AOS regarding the potential restructuring of the terms of the loan and warrant, including the possibility of exercising the warrant and proceeding more rapidly with OCC’s right to purchase the remaining equity of AOS, and the terms of such exercise and purchase. In connection with these negotiations, OCC may seek to acquire all of the capital stock of AOS at the time of the exercise of the warrant.

By way of background, on April 22, 2005, OCC agreed to extend a loan to a start-up connector company, AOS, specializing in the design, manufacture and sale of connectors and cable assemblies for certain niche markets. The loan to, and the related transactions with, AOS was and is part of a strategy to preserve future options for OCC with respect to (i) expansion of its product line offering, (ii) additional channels to market for military and harsh environment fiber optic cable products, and (iii) responding to potential changes to existing strategic partnerships as deemed necessary or appropriate by management in reaction to changes in the competitive landscape (specifically with respect to fiber optic cable products for the military and harsh environment applications).

Further and more complete information regarding OCC’s loan to AOS are set forth in the notes to OCC’s previously filed financial statements, including most recently in note 5 of the condensed notes to the condensed consolidated financial statements for the three months ended January 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: May 6, 2009

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